Filed Pursuant to Rule 424(b)(3)
Registration No. 333-148650

PROSPECTUS SUPPLEMENT

to

PROSPECTUS DATED FEBRUARY 8, 2008

     The attached Current Report on Form 8-K dated January 6, 2011 was filed by the registrant with the Securities and Exchange Commission, and should be read in conjunction with the Prospectus dated February 8, 2008.

The date of this Prospectus Supplement is January 21, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 31, 2010

Global Telecom & Technology, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51211	20-2096338
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8484 Westpark Drive
Suite 720
McLean, VA 22102
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 442-5500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On December 31, 2010, Global Telecom & Technology, Inc. (the “Company”) completed a financing transaction in which it issued 212 Units, valued at $10,000 per Unit, in exchange for all of the outstanding principal amount (valued at face value) and accrued but unpaid interest on the Company’s subordinated convertible notes due December 31. 2010.  Since this was an exchange transaction, there were no cash proceeds to the Company.  Each Unit consisted of (a) 5,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (b) $5,000.00 in principal amount of the Company’s subordinated promissory notes due December 31, 2013 (the “Notes”).

The Company’s subordinated convertible notes were held by Universal Telecommunications, Inc., which is an affiliate of H. Brian Thompson; Howard E. Janzen; and Theodore B Smith, III.  Messrs. Thompson, Janzen and Smith are members of the Company’s Board of Directors.  Given these relationships, the exchange transaction and the terms of the Units were reviewed and approved by an independent committee of our Board of Directors.

The terms of the Notes are described more fully in Item 2.03 below.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described above, on December 31, 2010, the Company issued $1,160,000.00 in aggregate principal amount of the Notes as one component of the Units.  A summary of the terms of the Notes if as follows:

Payment of Principal.  The principal amount of the Notes must be repaid by the Company in four equal installments on March 31, June 30, September 30 and December 31, 2013.  At its option, the Company may prepay the Notes, in whole or in part, from time to time and at any time at its discretion, without penalty or additional interest.  In addition to this voluntary prepayment right, the Company is obligated to repay the Notes prior to maturity if a change of control of the Company occurs.

Payment of Interest.  Interest will accrue on the principal amount of the Notes outstanding from time to time at the rate of ten percent (10%) per annum, commencing with the issue date.  Accrued but unpaid interest will be payable on December 31, 2011 and December 31, 2012 and on each date on which principal is to be paid on the Notes as described in the prior paragraph.  Each payment of interest shall be made in cash.

Certain Covenants.   The Notes contain limited financial related covenants.  These covenants include:

(a)	a restriction on the declaration or payment of dividends or the repurchase of shares of the Company’s capital stock, in each case subject to certain exceptions; and

(b)
a restriction on the incurrence of indebtedness that is not subordinated in right of payment to the Notes, subject to exceptions for (i) any borrowings pursuant to the Company’s Loan and Security Agreement by and among the Company, certain of its subsidiaries and Silicon Valley Bank (including any indebtedness incurred in connection with the refinancing or replacement thereof, in each case modified or amended from time to time) (the “Credit Facility”), (ii) up to $15.0 million of additional senior debt, (iii) indebtedness assumed pursuant to or in contemplation of the acquisition of another business or entity and (iv) other customary exceptions (such amounts, collectively but excluding the promissory notes of the Company due February 2012, being the “Senior Debt”).

Subordination.  The payment of any and all amounts under the Notes is subordinate and subject in right and time of payment to the prior payment in full of all Senior Debt.  The Notes will rank pari passu with the promissory notes of the Company due February 2012.  In furtherance of this subordination, among other things, the holders of the Notes:

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(a)    cannot accelerate the payment of the Notes unless and until the Senior Debt is paid; provided, however, this limitation is subject to customary exceptions for bankruptcy-related events and a change-in-control, in which case the holders of Notes may accelerate the Notes but the holders of the Senior Debt shall be entitled to receive payment of all amounts due to them before any payment is made to the holders of the Notes;

(b)	can take no action to enforce payment of the Notes until the Senior Debt is paid; and

(c)	will hold any improperly received payments in trust for the holders of the Senior Debt or their agents.

Events of Default.  The Notes provide for customary events of default, including (a) a default in the payment of interest or principal under the Notes when due (subject to a notice of default from the holders of a majority of the principal amount of the Notes then outstanding and a 10 day cure period); (b) any other default in the observance or performance of any covenant or agreement on the part the Company contained in the Notes (subject to a notice of default from the holders of a majority of the principal amount of the Notes then outstanding and a 30 day cure period); and (c) bankruptcy-related events.

Modification and Waiver.   The Notes may be amended, and compliance with terms of the Notes may be waived, by the holders of at least a majority of the outstanding principal amount of the Notes, except that the obligation to repay the principal amount of any Note, and the accrued interest thereon, on the dates provided in the Notes cannot be amended or modified without the written consent of the holder of the affected Note.

The form of Note is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 3.02.    Unregistered Sales of Equity Securities.

As described above, on December 31, 2010, the Company issued 1,060,000 shares of Common Stock as a component of the Units.  The purchase price per share of Common Stock was $1.00.

The Units were sold directly by the Company, without the use of an underwriter or placement agent, and were issued in a transaction exempt from registration under the Securities Act of 1933, as amended.  The shares are restricted securities issued to accredited investors in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.  The investors each made certain investor representations to the Company related to their respective investments in the Units, including a representation that each is as an accredited investor.

 Item 9.01   Financial Statements and Exhibits.

(d)  Exhibits

10.1	Form of Promissory Note of Global Telecom & Technology, Inc. due December 31, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2011	GLOBAL TELECOM & TECHNOLOGY, INC.

/s/ Chris McKee
Chris McKee
Secretary and General Counsel

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Exhibits

10.1	Form of Promissory Note of Global Telecom & Technology, Inc. due December 31, 2013.

5

Exhibit 10.1
[Form of Note]
THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT, AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE LENDER, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND COMPLIANCE, TO THE REASONABLE SATISFACTION OF THE COMPANY, WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION.
THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”), AS DEFINED IN SECTION 1273(a)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE FOLLOWING INFORMATION IS PROVIDED PURSUANT TO THE REQUIREMENTS SET FORTH IN TREASURY REGULATION SECTIONS 1.1275-2 AND 1.1275-3: THE ISSUE PRICE OF THIS NOTE IS $___[approximately 92.6% of face value]; THE AMOUNT OF OID ON THIS NOTE IS $___[approximately 7.4% of face value]; THE ISSUE DATE OF THIS NOTE (THE “ISSUE DATE”) IS DECEMBER 31, 2010; AND THE YIELD TO MATURITY OF THIS NOTE IS 13.14% COMPOUNDED. Please refer to the Risk Factor captioned “The Notes may be issued with original issue discount, which could have an impact on the investors and the Company“ set forth in Attachment B to the Subscription Agreement
Global Telecom & Technology, Inc.

PROMISSORY NOTE

$___.00	December 31, 2010
FOR VALUE RECEIVED, Global Telecom & Technology, Inc., a Virginia corporation (the “Company”), promises to pay to the order of ___or its registered assigns (hereinafter together with successors in title and assigns referred to as the “Lender”), the principal sum of ___Dollars ($___.00), together with interest from the date hereof on the principal amount outstanding from time to time, as specified below. This Note is one of a series of notes issued by the Company for up to an aggregate principal amount of $1,060,000.00 pursuant to substantially the same terms and conditions (collectively, the “2013 Notes”).
     1.      Principal. The principal amount of this Note shall be paid in four equal installments on March 31, June 30, September 30 and December 31, 2013.
     2.     Interest. The principal sum outstanding from time to time hereunder shall, from the date hereof until repaid, bear interest at the rate of 10% per annum. Interest shall be computed on the basis of the actual number of days elapsed. Accrued but unpaid interest shall be payable on December 31, 2011 and December 31, 2012 and on each date on which principal is to be paid hereunder pursuant to Section 1. Each payment of interest shall be made in cash.

     3.     Prepayment.
          (a)     Voluntary Prepayment. The Company shall have the right at any time and from time to time to prepay all or part of any amount due under this Note without penalty or premium. Any prepayment shall be applied, first, to the payment of any fees and expense payable by the Company under this Note, next to the payment of accrued interest and, finally to the payment of principal.
          (b)     Mandatory Prepayment. Upon the closing of a Change in Control (as defined below) this Note shall immediately become due and payable both as to principal and any accrued and unpaid interest. For purposes hereof, a “Change in Control” means (i) any consolidation or merger of the Company with or into any other entity, or any other corporate reorganization or transaction as a result of which the stockholders of the Company immediately prior to such consolidation, merger or reorganization own less than 50% of the Company’s (or the surviving entity’s) voting power immediately after such consolidation, merger, reorganization or transaction, or any individual person or entity, or persons or entities acting in concert, who is not a stockholder as of the date of issuance of this Note (or affiliates of any such Stockholder) obtains control of 50% or more of the voting power of the Company, or (ii) any sale of all or substantially all of the assets of the Company (except, in the case of clause (ii), for a transaction in which the Company transfers such assets to one or more affiliates of the Company and the Company and such affiliate(s) then are and remain jointly and severally liable under this Note).
          (c)     Pro Rata Prepayments. Any prepayments under the 2013 Notes shall be made pro rata among all holders of the 2013 Notes in proportion to the outstanding principal amount of the 2013 Notes then held by each holder thereof.
          4.     Payment.
          (a)     Manner of Payment. All amounts due under this Note shall be delivered to such address or account as may be designated from time to time by the Lender to the Company. All cash payments hereunder shall be made by corporate check or wire transfer, at the Company’s option, in lawful money of the United States of America.
          (b)     Business Day. If any amount due under this Note is first due and payable on a Saturday, Sunday or public holiday under the laws of the State of Virginia, such amount shall be paid on the next succeeding business day and, in such case, such additional day or days shall be included in connection with computing the amount of interest accrued, due and payable.
          5.     Certain Covenants. Until this Note is repaid in full the Company shall not:
          (a)     declare or pay any dividends or make any distributions, whether of an income or capital nature of cash or assets (not including a dividend or distribution in shares of Common Stock) or purchase, redeem or otherwise retire any shares of the Company’s capital stock provided, however, the restrictions set forth in this Section 5(a) shall not apply to dividends or distributions by the Company (i) paid solely in equity securities of the Company and (ii) to effect the redemption or purchase of capital stock of the Company from employees or advisors in connection with any equity compensation or repurchase plan or similar arrangement in effect from time to time; or

          (b)     incur indebtedness for borrowed money or issue any debt securities to any person unless the right to repayment with respect to such borrowed money or debt securities is parri passu with, or subordinate, to the 2013 Notes; provided, however, the restrictions set forth in this Section 5(b) shall not apply to (i) any borrowings pursuant to a Credit Facility (as defined below), (ii) indebtedness senior in right of payment to the 2013 Notes in an aggregate principal amount not to exceed $15,000,000, (iii) indebtedness senior in right of payment to the 2013 Notes incurred to refinance and replace the obligations then outstanding under the Credit Facility, in an amount not to exceed the obligations then outstanding under the Credit Facility and the amount of any fees and expenses related to such refinancing and replacement, (iv) indebtedness assumed or incurred pursuant to or in contemplation of the acquisition of another business or entity, (v) reimbursement and other obligations with respect to commercial and standby letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (vi) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company, (vii) purchase money indebtedness and capital lease obligations, (viii) obligations under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of the Company arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (ix) indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, (x) indebtedness in respect of bid, performance or surety, appeal, workman’s compensation claims or similar bonds issued for the account of and completion guarantees provided in the ordinary course of business, (xi) guarantees by the Company of any of the foregoing types of indebtedness incurred by any subsidiary of the Company or (xii) indebtedness consisting of intercompany loans and advances made by any the Company to a subsidiary of the Company. For purposes of this Section 5(b), “Credit Facility” means the Loan and Security Agreement by and among the Company, certain of its subsidiaries and Silicon Valley Bank, and any indebtedness incurred in connection with the refinancing or replacement thereof, in each case as the same may be modified or amended from time to time. For the avoidance, an amount under any clause in this Section 5(b) (as determined by the Company) shall be without duplication of an amount under any other clause in this Section 5(b). The Company’s indebtedness outstanding on the date hereof and any indebtedness incurred in accordance with the preceding clauses (i) through (xi), but excluding the promissory notes of the Company due February 2012, is referred to in this Note as the “Senior Debt”.
          6.     Defaults.
          (a)     Event of Default. Each of the following events or conditions shall constitute an “Event of Default” hereunder:
          (i)     if a default occurs in the payment of any principal of, interest on, or other obligation with respect to, any of the 2013 Notes, whether at a date on which a payment of principal or interest is due pursuant to Section 1 or Section 2, or upon acceleration thereof, and such default shall continue for more than ten (10) days after written notice to the Company thereof from the Majority Lenders (as hereafter defined);
          (ii)     the Company shall (A) discontinue its business, (B) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its property, (C) admit in writing its inability to pay its debts as they mature, (D) make a general assignment for the benefit of creditors, or (E) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors, or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation laws or statutes, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law;
          (iii)     there shall be filed against either the Company an involuntary petition seeking reorganization of the Company or the appointment of a receiver, trustee, custodian or liquidator of the Company or a substantial part of its assets, or an involuntary petition under any bankruptcy, reorganization or insolvency law of any jurisdiction, whether now or hereafter in effect (any of the foregoing petitions being hereinafter referred to as an “Involuntary Petition”) and such Involuntary Petition shall not have been dismissed within 90 days after it was filed; or
          (iv)     if any other default occurs in the due observance or performance of any covenant or agreement on the part the Company to be observed or performed pursuant to the terms of this Note, and such default remains uncured for more than 30 days after written notice thereof from the Majority Lenders (as hereafter defined) to the Company.
          (b)     Remedies on Default. Upon the occurrence of any Event of Default, and at any time thereafter during which such Event of Default shall be continuing, the Lender may (i) by written notice to the Company, declare the entire then current unpaid principal amount of this Note, all interest accrued and unpaid hereon and all other amounts then payable hereunder to be forthwith due and payable (provided, however, that if an Event of Default specified in Sections 6(a)(ii) or 6(a)(iii) shall occur, the then current unpaid principal amount of this Note, all interest accrued and unpaid hereon and all other amounts then payable hereunder shall automatically become due and payable without the giving of any such notice); and (ii) proceed to enforce all other rights and remedies available to the Lender under applicable law. In case any one or more Events of Default shall occur and be continuing and acceleration of this Note shall have occurred, the Lender may, inter alia, proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in this Note, or for an injunction against a violation of any of the terms hereof or in and of the exercise of any power granted hereby or by law. No right conferred upon the Lender by this Note shall be exclusive of any other right referred to herein or now or hereafter available at law, in equity, by statute or otherwise.
     7.     Collection Matters. The Company promises to pay all costs of collection, including reasonable attorneys’ fees, incurred by the Lender upon and following any Event of Default under this Note, whether at maturity, by reason of acceleration of maturity pursuant to Section 9, or for any other reason.
     8.     Subordination.
          (a)     Subordination. The payment of any and all amounts to the Lender under this Note shall be subordinate and subject in right and time of payment and all other respects, to the prior payment in full of all amounts payable under the Senior Debt, it being acknowledged for the avoidance of doubt that the 2013 Notes are not Senior Debt. In furtherance of the foregoing:

          (i)     No Acceleration, Etc. This Note shall not be declared due and payable before the earlier of the payment dates referred to in Section 1 (but only as to the principal amount and accrued interest due on such date) or the date on which the entire amount of the Senior Debt is indefeasibly paid in full in cash; provided, however, this Note shall automatically, without declaration or notice of any kind, be immediately due and payable upon the occurrence of a Change of Control or an Event of Default specified in Section 6(a)(ii) or Section 6(a)(iii).
          (ii)     No Payment. Until the Senior Debt is paid in full, the Lender shall not ask, demand or sue for any payment of all or any part of the indebtedness hereunder (other than payments of interest or in the form of securities of the Company that are subordinated to the Senior Debt at least to the same degree as this Note (“Permitted Payments”)), provided, however, this Note shall automatically, without declaration or notice of any kind, be immediately due and payable on the payment dates referred to in Section 1 (but only as to the principal amount and accrued interest due on such date), upon the occurrence of a Change of Control or an Event of Default specified in Section 6(a)(ii) or Section 6(a)(iii).
          (iii)     Insolvency Proceedings. In the event of (A) any insolvency or bankruptcy case or proceeding or any receivership, liquidation, reorganization or similar case or proceeding in connection therewith relative to the Company or its creditors, as such, or to its assets, or (B) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (C) any assignment for the benefit of creditors or other marshalling of assets and liabilities of the Company, then the holders of Senior Debt shall be entitled to receive payment in full in cash of all amounts due or to become due on or in respect of all Senior Debt before the Lender shall be entitled to receive and retain any direct or indirect payment on account of any amounts payable under this Note (other than Permitted Payments).
          (iv)     Payments Held in Trust. If notwithstanding the subordination provisions of this Note, the Lender shall receive any payment or distribution of assets of the Company before all amounts due or to become due or in respect of Senior Debt have been paid in full, then and in such event such payment or distribution shall be received in trust for the holders of Senior Debt.
          (b)     Actions Not a Defense. The Lender hereby waives to the fullest extent permitted by applicable law any other defense it may have to the subordination provisions hereof based on the actions or inactions of holders of Senior Debt Parties or otherwise. Without limiting the generality of the foregoing, the Lender agrees that the holders of Senior Debt may at any time, and from time to time, without the consent of or notice to the Lender: (i) amend any term of the Senior Debt; (ii) sell, exchange, release or otherwise deal with any collateral for all or any of the Senior Debt; (iii) exercise or refrain from exercising any rights against the Company or others; and (iv) take or refrain from taking any action whatsoever with respect to the Company or the Senior Debt; all without impairing the rights and remedies of the holders of Senior Debt.
          (c)     No Impairment of Obligation. Nothing contained in this Section 8 or elsewhere in this Note is intended to or shall impair, as among the Company and the Lender, the obligation of the Company, which is absolute and unconditional, to pay to the Lender the principal of and interest on and all other amounts due under this Note in accordance with its terms, nor shall anything herein prevent the Lender from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the provisions of this Section 8.
               (d)     Further Assurances. The Lender agrees to execute an agreement in such form as may be reasonably requested by the holders of Senior Debt subordinating this Note to the Senior Debt; provided, however, no such agreement shall require the Lender to defer the receipt of payment of any installment of the principal amount of this Note after the dates set forth in Section 1.
     9.     Waivers of Notice. The Company hereby expressly and irrevocably waives presentment, demand, protest, notice of protest and all other notices in connection with collection of this Note. No delay or extension on the part of the Lender in exercising any right under this Note shall operate as a waiver of such right or of any other right under this Note, and a waiver of any right on any one occasion shall not operate as a waiver of such right on any future occasion.
     10.     Replacement of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this Note and (in the case of loss, theft or destruction) of an indemnity reasonably satisfactory to it, and upon surrender and cancellation of this Note, if mutilated, the Company will deliver a new Note of like tenor in lieu of this Note. Any Note delivered in accordance with the provisions of this Section 10 shall be dated as of the date of this Note.
     11.     General.
               (a)     Notices. All notices, requests, consents and demands with respect to this Note shall be made in writing and shall be sent, delivered or mailed, addressed as follows:
If to the Lender:

If to the Company:
Global Telecom & Technology, Inc.
8484 Westpark Drive
Suite 720
McLean, VA 22102
Each such notice or other communication shall be given by: (i) hand delivery; (ii) certified mail, U.S. first class postage prepaid, return receipt requested; or (iii) nationally recognized overnight courier service guaranteeing next Business Day delivery. Each such notice or communication shall be effective when delivered at the address specified in this Section 11(a) (or in accordance with the latest unrevoked notice of change of address from the receiving party). Either party may change its address for the purpose of this Section 11(a) by giving the other party written notice of its new address in the manner set forth above.

          (b)     Section Headings. The section headings contained in this Note are for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of any provision of this Note.
          (c)     Amendment and Waiver. No provision of this Note may be amended or modified, nor may compliance with any term, covenant, agreement, condition or provision set forth in this Note be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), except by a written consent of the Company and the holders of at least a majority of the aggregate amount of outstanding principal due under the 2013 Notes (“Majority Lenders”). The obligation to repay the principal amount of this Note and all accrued interest thereon on the dated provided in Section 1 cannot be amended or modified without the written consent of the Lender.
          (d)     Successors, Assigns and Transferors. This Note shall not be assignable or transferable by the Lender without the prior written consent of the Company and, in any case, shall not be sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of registration or qualification under the Securities Act of 1933, as amended, and any state securities laws that may be applicable or in the absence of an exemption therefrom. Any purported assignment or transfer not made in accordance with this Section 11(d) shall be null and void. Subject to the foregoing, the rights and obligations of the Lender and the Company under this Note shall be binding upon, and inure to the benefit of, and be enforceable by, the Lender and the Company and their respective heirs, successors and permitted assigns. If any transfer of this Note is made by the Lender in accordance with this Section 11(d), thereafter all references in this Note to the Lender shall mean such transferee.
          (e)          Loss or Destruction of Note. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, together with indemnity reasonably satisfactory to the Company in the case of loss, theft or destruction, or in the case of mutilation, the surrender and cancellation of this Note, the Company shall execute and deliver to the Lender a new note of like tenor and denomination as this Note in lieu of such lost, stolen, destroyed or mutilated Note, at the Lender’s expense.
          (f)          Usury. Nothing contained in this Note shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate legally enforceable. If the rate of interest called for under this Note at any time exceeds the maximum rate legally enforceable, the rate of interest required to be paid hereunder shall be automatically reduced to the maximum rate legally enforceable. If such interest rate is so reduced and thereafter the maximum rate legally enforceable is increased, the rate of interest required to be paid hereunder shall be automatically increased to the lesser of the maximum rate legally enforceable and the rate otherwise provided for in this Note.
          (g)          Severability. In the event that any one or more of the provisions of this Note shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Note and this Note shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.
          (h)          Entire Agreement. This Note constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede any and all previous or contemporaneous agreements, whether written or oral and whether by any officer, employee, representative or affiliate of either party hereto, that may have been made or entered into by or between the parties hereto relating to the subject matter hereof.
          (i)     Mutual Drafting. The Company and the Lender are sophisticated entities and have been represented by attorneys who have jointly participated in the negotiation and drafting of this Note. As a consequence, the Company and the Lender do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Note, and therefore waive their effects.
          (j)     Remedies. The Lender shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of this Note by the Company. Without limiting the generality of the foregoing, the Company acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach by it of this Note and that irreparable harm would result if this Note were not specifically enforced. Therefore, the rights of the Lender and obligations of the Company hereunder shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and shall be granted in connection therewith, without the necessity of posting a bond or other security or proving irreparable harm and without regard to the adequacy of any remedy at law. The Lender’s right to specific performance and injunctive relief shall be in addition to all other legal or equitable remedies available to such party.
          (k)     Third Party Beneficiaries. No person or entity other than the Lender and its successors is or is intended to be a beneficiary of this Note.
          (l)     Governing Law. THIS NOTE, ALL TRANSACTIONS CONTEMPLATED HEREBY, ALL RELATIONSHIPS BETWEEN THE PARTIES HEREUNDER AND ALL DISPUTES BETWEEN THE PARTIES ARISING OUT OF OR WITH RESPECT TO ANY OF THE FOREGOING SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF VIRGINA WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF VIRGINIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF VIRGINIA.
          (m)     Consent to Jurisdiction. EACH PARTY AGREES THAT ANY AND ALL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE, ANY RELATIONSHIPS BETWEEN THE PARTIES HEREUNDER AND ANY DISPUTES BETWEEN THE PARTIES WITH ARISING OUT OF OR RESPECT TO ANY OF THE FOREGOING SHALL BE COMMENCED AND PROSECUTED EXCLUSIVELY IN THE FEDERAL AND STATE COURTS LOCATED IN THE STATE OF VIRGINIA, ENCOMPASSING FAIRFAX COUNTY, AND ANY APPELLATE COURTS THEREFROM (COLLECTIVELY, THE “VIRGINIA COURTS”). EACH PARTY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, ANY TRANSACTIONS CONTEMPLATED HEREBY, ANY RELATIONSHIPS BETWEEN THE PARTIES HEREUNDER AND ANY DISPUTES BETWEEN THE PARTIES ARISING OUT OF OR WITH RESPECT TO ANY OF THE FOREGOING IN ANY OF THE VIRGINIA

COURTS. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH PROCEEDING IN ANY OF THE VIRGINIA COURTS. EACH PARTY CONSENTS AND SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF ANY OF THE VIRGINIA COURTS IN RESPECT OF ANY SUCH PROCEEDING.
               (n)     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, ANY TRANSACTIONS CONTEMPLATED HEREBY, ANY RELATIONSHIPS BETWEEN THE PARTIES HEREUNDER AND ANY DISPUTES BETWEEN THE PARTIES ARISING OUT OF OR WITH RESPECT TO ANY OF THE FOREGOING WILL INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH PROCEEDING.
               (o)     Further Assurances. At any time and from time to time, the Company shall, at its cost and expense, in good faith and in a timely manner, take or cause to be taken all appropriate actions, do or cause to be done all things necessary, proper or advisable, and execute, deliver and acknowledge such documents and other papers as may be required to carry out the provisions of this Note and to give effect to the consummation of the transactions contemplated by this Note.
               (p)     Interpretation. The language used in this Note shall be conclusively deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party. Whenever the words “include”, “includes” or “including” are used in this Note, they will be deemed to be followed by the words “without limitation.” The word “or” is not exclusive and is deemed to have the meaning “and/or”. The words “hereof,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Note will refer to this Note as a whole and not to any particular provision of this Note.
IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name as of the date first written above.

GLOBAL TELECOM & TECHNOLOGY, INC.
By:
Name:
Title: